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                                                                    EXHIBIT 99.4

                                    EXHIBIT C

                             NEWPARK RESOURCES, INC.
              NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

ORGANIZATION

         This charter governs the operations of the Nominating and Corporate Governance Committee (the "Committee") of the Board of Directors (the "Board") of Newpark Resources, Inc. ("Newpark" or the "Company"). The Committee shall consist of not less than three "Independent Directors" (as defined in the Company's Corporate Governance Policy). The number of directors constituting the Committee, and those serving on the Committee ("Members"), shall be determined annually by the Board. Members shall serve during their respective terms as directors, subject to earlier removal by the Board. Newpark's management, independent auditors and corporate counsel and other consultants and advisors may attend each meeting or portions thereof as requested by the Committee. The Committee shall hold at least two meetings each year and may call special meetings when necessary.

INDEPENDENCE

         Each Member of the Committee must be an "Independent Director," as defined in the Company's Corporate Governance Policy.

PRIMARY OBJECTIVES

         The primary objectives of the Committee shall be (1) to assist and advise the Board with respect to the size, composition and functions of the Board, (2) to identify individuals qualified to become members of the Board and to recommend that the Board select a group of qualified nominees for each annual meeting of the Company's stockholders, and (3) to develop and recommend to the Board a set of corporate governance principles applicable to the Company.

RESPONSIBILITIES AND AUTHORITY

         The following functions shall be the principal responsibilities of the Committee, provided, however, that the Board and the Committee may supplement these functions as they deem appropriate and may establish policies and procedures from time to time that they deem necessary or advisable in fulfilling the responsibilities of the Committee.

         1. The Committee shall periodically evaluate and make recommendations to the Board with respect to the size and composition of the Board, including the proportion of the members of the Board who are Independent Directors.

         2. The Committee shall diligently seek to identify prospective directors who will strengthen the Board and shall select and evaluate prospective directors (including incumbent directors) in accordance with the criteria set forth in the Company's Corporate Governance Policy and such other criteria as may be set by the Board or the Committee.



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         3.       The Committee shall submit to the Board the candidates for director to be recommended by the Board for election at each annual meeting of stockholders and to be added to the Board at any other times. The candidates shall include a sufficient number of persons who upon election would be Independent Directors having the skills, experience and other characteristics necessary to provide qualified persons to fill all Board committee positions required to be filled by independent directors having such qualifications.

         4. The Committee shall schedule in advance and convene at least two meetings during each calendar year for the non-employee directors, without management present. The Committee may require the presence at such meetings or portions thereof of such management employees, if any, including senior management and subordinate management, as the members of the Committee shall determine. The non-employee directors may meet without management present at such other times as they shall determine. Such meetings (in addition to regularly scheduled meetings) may be called by any two non-employee directors or by the Chairman of the Nominating and Corporate Governance Committee.

         5. The Committee shall recommend to the Board the compensation and benefits of the non-employee directors, based on criteria set forth in the Company's Corporate Governance Policy and such other considerations as the Committee deems appropriate. In addition, the Committee, in its sole discretion, may award additional compensation and benefits to its chairperson, in view of the additional time and effort the chairperson is required to expend in performing his or her additional duties as chairperson.

         6. The Committee shall assist the Company in developing and maintaining an orientation program for new directors and a continuing education program for all directors.

         7. The Committee shall assess the performance of the Board as a whole and at least annually report to and discuss with the Board its assessment and recommendations, if any.

         8. The Committee shall at least annually assess, report to and discuss with the Board (a) the qualifications of the members of each committee of the Board and (b) the Committee's recommendations, if any, as to (i) committee member appointments and renewals, (ii) committee structure and operations (including authority to delegate to subcommittees) and (iii) committee reporting to the Board.

         9. The Committee shall (a) develop and recommend to the Board a Corporate Governance Policy comprising a set of corporate governance principles applicable to the Company; (b) review and assess the adequacy of the Corporate Governance Policy at least annually and recommend to the Board any changes deemed appropriate; and (c) advise the Board on corporate governance matters.

         10. The Committee shall develop and recommend to the Board a Code of Ethics for the Company.



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         11.      The Committee shall have the sole authority and right to
                  retain and terminate search firms, consultants, legal counsel and other advisors of its choosing to assist the Committee in connection with its functions. The Committee shall have the sole authority to approve the fees and other retention terms of these advisors at the expense of the Company and not at the expense of the members of the Committee.

         12. The Committee shall report regularly to the Board of Directors.

         13. The Committee shall at least annually review and assess its performance and submit a report on its performance to the Board.

         14. The Committee shall review this charter at least annually and recommend to the Board any changes it deems appropriate.

FUNDING

         The Company shall issue payments as directed by the Committee, of compensation to the outside search firms, legal, accounting and other advisors retained by the Committee in its discretion pursuant to this charter.

MEETINGS AND QUORUM

         Meetings may be conducted on reasonable notice to the Committee members, at a mutually agreed location or by telephone conference call, as deemed appropriate by the Committee Chairman. Attendance by three members shall constitute a quorum for the transaction of business at any meeting. The Committee shall maintain written minutes of its meetings; the Committee also may act by unanimous written consent.


Adopted by the Board of Directors - June 11, 2003


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